Exhibit 99.3

                                  News Release
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         Irving Texas,  January 29, 1999: Darling  International Inc. (AMEX:DAR)
announced today that final agreement on an amended and restated credit agreement had been reached with a group of lenders led by BankBoston. Darling management believes that (1) Darling International will be able to comply with the covenant and payment terms, which have been revised to reflect the sharp decline in the principal commodities Darling sells, and (2) Darling will have adequate credit available to meet its presently foreseeable funding needs under a credit facility secured by substantially all of the Company's assets.

         Darling International Inc. is the largest food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil, bakery by-products, and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and dried bakery product. These products are primarily sold to animal feed and oleo-chemical manufacturers around the world.

         The Company's shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on Thursday, January 28, Darling stock closed at $2.50 per share.

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